Exhibit 10.2

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”) is entered into as of April 3, 2007, between Metavante Holding Company, a Wisconsin corporation (“MVT Holding”), Metavante Corporation, a Wisconsin corporation (“MVT Corp.”) (MVT Holding and MVT Corp., collectively, the “MVT Parties”), New M&I Corporation, a Wisconsin corporation (“New MI Corp.”), and Marshall & Ilsley Corporation, a Wisconsin corporation (“MI Corp.”) (New MI Corp. and MI Corp., collectively, the “MI Parties”). Capitalized terms used herein and not otherwise defined, shall have the respective meanings assigned to them in Article I hereof.

WHEREAS, the MVT Parties, MI Corp. and Merger Sub, a Wisconsin corporation (“Merger Sub”), have entered into an Investment Agreement, dated as of the date hereof (the “Investment Agreement”) with WPM, L.P., a Delaware limited partnership (“Investor”), pursuant to which Investor will purchase shares of MVT Holding common stock;

WHEREAS, the MVT Parties and the MI Parties have entered into a Separation Agreement dated as of the date hereof (the “Separation Agreement”) pursuant to which MVT Holding will distribute to the holders of shares of MVT Holding common stock (“MVT Holding Common Stock”), all of the issued and outstanding shares of New MI Corp. common stock (“New MI Corp. Common Stock”) on a pro rata basis (the “Distribution”); and

WHEREAS, in furtherance of the foregoing, the MVT Parties and the MI Parties have agreed to enter into this Agreement to allocate between them assets, liabilities and responsibilities with respect to certain employee compensation, benefit plans and programs, and certain employment matters with respect to their employees.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Wherever used in this Agreement, the following terms shall have the meanings indicated below, unless a different meaning is plainly required by the context. The singular shall include the plural, unless the context indicates otherwise. Headings of sections are used for convenience of reference only, and in case of conflict, the text of this Agreement, rather than such headings, shall control:

1.1. Affiliate. “Affiliates” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such specified Person; provided, however, that for purposes of this Agreement, (i) MVT Holding and its Subsidiaries (other than New MI Corp. and its Subsidiaries) shall not be considered Affiliates of New MI Corp and (ii) New MI Corp. and its Subsidiaries shall not be considered Affiliates of MVT Holding.

1.2. Agreement. “Agreement” means this Employee Matters Agreement and all amendments made hereto from time to time.

1.3. Business Day. “Business Day” means any day on which banks are not required or authorized to close in the City of New York.

1.4. COBRA. “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and as codified in Code Section 4980B and ERISA Sections 601 through 608.

1.5. Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.6. Distribution. “Distribution” means a distribution by MVT Holding to its shareholders on a pro rata basis of all of the issued and outstanding shares of New MI Corp. common stock.

1.7. Distribution Date. “Distribution Date” means the date that the Distribution is effective.

1.8. DOL. “DOL” means the United States Department of Labor.

1.9. ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.10. FMLA. “FMLA” means the Family and Medical Leave Act of 1993, as amended from time to time.

1.11. HCFA. “HCFA” means the United States Health Care Financing Administration.

1.12. Intrinsic Value. “Intrinsic Value” means, in the case of a MI Corp. Option prior to the Distribution Date, the difference, if any, between the MI Corp. Pre-Distribution Stock Price and the exercise price per share of MI Corp. Common Stock subject to such MI Corp. Option, multiplied by the number of shares of MI Corp. Common Stock subject to such MI Corp. Option.

1.13. IRS. “IRS” means the United States Internal Revenue Service.

1.14. MI Corp. “MI Corp.” means MI Corporation, a Wisconsin corporation.

1.15. MI Corp. Pre-Distribution Stock Price. “MI Corp. Pre-Distribution Stock Price” means the closing price per share of MI Corp. Common Stock on the last full Business Day (as defined in the Investment Agreement) occurring before the date on which MI Corp. Common Stock begins to trade “ex-distribution.”

1.16. MI Deferred Compensation Plans. “MI Deferred Compensation Plans” means the MI Corp. Amended and Restated Executive Deferred Compensation Plan and the MI Corp. 2005 Executive Deferred Compensation Plan, as amended.

1.17. MI Group. “MI Group” means New MI Corp., MI Corp. and each of the Subsidiaries of MI Corp., but not including any member of the MVT Group.

1.18. MI Health Plans. “MI Health Plans” means all medical, pharmaceutical, and dental plans, programs or arrangements maintained by MI Corp. or another member of the MI Group for the benefit of the employees of the members of the MI Group.

1.19. MI Health and Welfare Plans. “MI Health and Welfare Plans” means the health and welfare plans maintained by MI Corp. or another member of the MI Group for the benefit of employees and retirees of the MI Group as of the Distribution Date.

1.20. MI Option. “MI Option” means an option to purchase shares of MI Corp. common stock which was granted under an MI Option Plan and is outstanding immediately prior to the Distribution.

1.21. MI Option Plans. “MI Option Plans” means the 1989, 1997, 2000 and 2003 Executive Stock Option and Restricted Stock Plans, the 1993 Executive Stock Option Plan, the 2006 Equity Incentive Plan of MI Corp., the 1995 Director Stock Option Plan, and all option plans sponsored by entities acquired by MI Corp. or an Affiliate of MI Corp., as amended.

1.22. MI Retirement Program. “MI Retirement Program” means the tax-qualified defined contribution and 401(k) plan sponsored by MI Corp. or another member of the MI Group.

1.23. MI VEBAs. “MI VEBAs” means the MI Corp. Corporation Voluntary Employee Benefits Association Trusts which are intended to be voluntary employees’ beneficiary associations under Code Section 501(c)(9).

1.24. MVT Corp. “MVT Corp.” means MVT Corporation, a Wisconsin corporation.

1.25. MVT Group. “MVT Group” means MVT Holding, MVT Corp. and each direct and indirect Subsidiary of MVT Corp. or MVT Holding other than a member of the MI Group.

1.26. MVT Employee. “MVT Employee” means any individual who, as of the Distribution Date, is: (a) either actively employed by, or on a leave of absence from, a member of the MVT Group; (b) a MVT Terminated Employee; (c) an alternate payee under a QDRO, alternate recipient under a QMCSO, beneficiary, covered dependent, or qualified beneficiary (as such term is defined under COBRA), in each case, of an employee or former employee, described in clause (a) or (b) with respect to that employee’s or former employee’s benefit under the applicable Plan(s) (unless specified otherwise in this Agreement, such an alternate payee, alternate recipient, beneficiary, covered dependent, or qualified beneficiary shall not otherwise be considered a MVT Employee with respect to any benefits he or she accrues or accrued under any applicable Plan(s), unless he or she is a MVT Employee by virtue of clause (a) or (b)); or (d) an employee or group of employees designated by the MI Group and MVT Group, by mutual agreement, as MVT Employees. An employee may be a MVT Employee pursuant to this Section regardless of whether such employee is, as of the Distribution Date, alive, actively employed, on a temporary leave of absence from active employment, on layoff, terminated from employment, retired or on any other type of employment or post-employment status relative to a MI Health and Welfare Plan or the MI Retirement Program, and regardless of whether, as of the Distribution Date, such employee is then receiving any benefits from a MI Health and Welfare Plan or the MI Retirement Program. Notwithstanding anything else contained herein, the determination of whether the individuals who provide services to both MI Corp. and MVT Corp. listed on Exhibit A hereto are MVT Employees shall be based upon whether they are designated on such exhibit as “MVT Employees” or “Not MVT Employees”. The parties may modify Exhibit A hereto by mutual agreement.

1.27. MVT Health and Welfare Plans. “MVT Health and Welfare Plans” means the health and welfare plans to be established by the MVT Group pursuant to Article V or which the MVT Group chooses to establish in its sole discretion.

1.28. MVT Health Plans. “MVT Health Plans” means the health plans, programs and arrangements to be established by the MVT Group pursuant to Article V.

1.29. MVT Holding. “MVT Holding” means MVT Holding, a Wisconsin corporation. In all such instances in which MVT Holding is referred to in this Agreement, it shall also be deemed to include a reference to each member of the MVT Holding Group, unless specifically provided otherwise.

1.30. MVT Holding Common Stock. “MVT Holding Common Stock” means the common stock of MVT Holding.

1.31. MVT Holding Post-Distribution Stock Price. “MVT Holding Post-Distribution Stock Price” means the average closing price per share of MVT Holding Common Stock over the last full five (5) Business Days within the ten (10) Business Day period following the Distribution Date.

1.32. MVT Option. “MVT Option” means an option to purchase shares of MVT Holding common stock.

1.33. MVT Retirement Plan. “MVT Corp. Retirement Plan” has the meaning set forth in Section 3.1 hereof.

1.34. MVT Terminated Employee. “MVT Terminated Employee” means any individual who on his or her last date of employment was employed by the MVT Group (including, for this purpose, any entities, trades or businesses acquired by or divested from MVT Holding or another member of the MVT Group), the MI Corp.

Data Services division of MI Corp. or MI Corp. Data Services, Inc. (jointly referred to as “DS”), including any individual who retired from MVT Corp. or DS. Notwithstanding the foregoing, “MVT Terminated Employee” shall not, unless otherwise expressly provided to the contrary in this Agreement, include any individual who is employed by a member of the MI Group at the Distribution Date.

1.35. New MI Corp. “New MI Corp.” means New MI Corporation, a Wisconsin corporation. In all such instances in which New MI Corp. is referred to in this Agreement, it shall also be deemed to include a reference to each member of the New MI Corp. Group, unless it specifically provides otherwise.

1.36. New MI Corp. Option. “New MI Corp. Option” means an option to purchase shares of New MI Corp. common stock.

1.37. New MI Corp. Post-Distribution Stock Price. “New MI Corp. Post-Distribution Stock Price” means the average closing price per share of New MI Corp. Common Stock over the last full five (5) Business Days within the ten (10) Business Day period following the date on which New MI Corp. Common Stock begins to trade on a “when issued” basis, or such other per share value as the Board of Directors of MI Corp. shall determine.

1.38. Person. “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a governmental entity or any department, agency or political subdivision thereof.

1.39. Plan. “Plan” means any plan, policy, program, payroll practice, arrangement, contract, trust, insurance policy, or any agreement or funding vehicle providing compensation or benefits to employees, former employees or directors of any member of the MI Group or the MVT Group.

1.40. QDRO. “QDRO” means a domestic relations order which qualifies under Code Section 414(p) and ERISA Section 206(d) and which creates or recognizes an alternate payee’s right to, or assigns to an alternate payee, all or a portion of the benefits payable to a participant under the MI Retirement Program.

1.41. QMCSO. “QMCSO” means a medical child support order which qualifies under ERISA Section 609(a) and which creates or recognizes the existence of an alternate recipient’s right to, or assigns to an alternate recipient the right to, receive benefits for which a participant or beneficiary is eligible under any of the Health Plans.

1.42. Separation Agreement. “Separation Agreement” means the Separation Agreement, dated as of the date hereof, between the MVT Parties and the MI Parties.

1.44. Subsidiary. “Subsidiary” means, with respect to any Person, any other Person a majority of the equity ownership or voting stock of which is at the time owned, directly or indirectly, by such Person and/or one or more other Subsidiaries of such Person; provided, however, that unless the context otherwise requires prior to the Distribution, a Subsidiary of MVT Holding shall only include Persons who would be a Subsidiary of MVT Holding assuming the Distribution has occurred immediately prior to the determination as to whether such Person were a Subsidiary of MVT Holding.

ARTICLE II

GENERAL PRINCIPLES

2.1. Termination of Participation in MI Group Plans. Except as otherwise specifically provided herein, effective as of the Distribution Date, each member of the MVT Group shall automatically cease to be a participating employer in any and all MI Group Plans and all MVT Employees shall automatically cease participation in any and all MI Group Plans.

2.2. Terms of Participation in MVT Group Plans.

(a) Non-Duplication of Benefits. As of the Distribution Date or such other date that applies to the particular MVT Group Plan established hereunder, the MVT Group Plans shall be, with respect to MVT Employees, in all respects the successors in interest to, and shall not provide benefits that duplicate benefits provided by, the corresponding MI Group Plans. In all events, MVT Employees shall no longer be participants in the MI Group Plans as of the Distribution Date unless this Agreement specifically provides to the contrary.

(b) Service Credit. Except as specified otherwise in this Agreement, with respect to MVT Employees, each MVT Group Plan shall provide that all service that, as of the Distribution Date, was recognized under the corresponding MI Group Plan shall, as of the Distribution Date, receive full recognition and credit and be taken into account under such MVT Group Plan to the same extent as if such service had occurred under such MVT Group Plan, except to the extent that duplication of benefits would result. The service crediting provisions shall be subject to any respectively applicable “service bridging,” “break in service,” “employment date,” “adjusted hire date” or “eligibility date” rules under the MVT Group Plans, the MI Group Plans or this Agreement. For a period of five years following the Distribution Date, New MI Corp. or MVT Holdings shall credit past service recognized as of the Distribution Date for rehired Employees of MVT Holdings or New MI Corp. who have not yet incurred a separation of service greater than five years from either MVT Holdings or New MI Corp., except to the extent provided in Section 2.2(a) above and, unless the Plan expressly contains a contrary provision or unless required by law.

2.3. MVT Group’s Obligation to Maintain Plans. Subject to Section 5.11 of this Agreement, the MVT Group may, at any time after the Distribution Date, amend, merge, modify, terminate, eliminate, reduce, or otherwise alter in any respect any MVT Group Plan, any benefit under any MVT Group Plan or any trust, insurance policy or funding vehicle related to any MVT Group Plan (except to the extent prohibited by law).

2.4. Payments from the MVT Group to the MI Group For Services or Benefits Prior to Distribution Date. Through the Distribution Date, the MVT Group shall continue to pay MI Group in the ordinary course of business consistent with past practice for all costs, expenses, fees and premiums which the MVT Group has historically paid to the MI Group for services or benefits provided to MVT Employees of a nature governed by this Agreement from the date hereof through and including the Distribution Date unless this Agreement specifically provides to the contrary.

2.5. Indemnification Provision. The indemnification procedures contained in Article IV of the Separation Agreement shall apply to this Agreement as if incorporated herein in their entirety.

2.6. Impact on MI Group Plans. Nothing in this Agreement shall limit the MI Group’s right to amend, merge, modify, terminate, eliminate, reduce or otherwise alter in any respect any MI Group Plan, any benefit under any MI Group Plan or any trust, insurance policy or funding vehicle related to any MI Group Plan (except to the extent prohibited by law).

2.7 Transfer of Employees. Prior to the Distribution Date, MI Corp. shall, or shall cause its Subsidiaries to, use their respective reasonable best efforts to ensure that, as of immediately prior to the Distribution Date, (i) all employees of MI Corp. and its Affiliates who primarily provide services to the MVT Business are employed by a member of the MVT Group, and (ii) all employees of MI Corp. and its Affiliates who do not primarily provide services to the MVT Business are employed by a member of the MI Group.

2.8 Non-MVT Employees. Notwithstanding anything else contained herein, as of the Distribution Date, the MI Group shall assume or retain, as applicable, and the MVT Group shall have no responsibility for, any liabilities relating to compensation or employee benefits in respect of current or former employees of MI Corp. and its Affiliates who are not MVT Employees.

ARTICLE III

QUALIFIED RETIREMENT PLANS

3.1. Establishment of 401(k) Plan and Trust Required. Effective as of the Distribution Date, the MVT Group shall establish a profit sharing retirement plan (the “MVT Retirement Plan”) and a related trust intended to be qualified under Code Section 401(a) and to be exempt from taxation under Code Section 501(a). Initially, the investment options (other than the M&I and MVT stock funds, which shall be governed by Section 3.8) offered under the MVT Retirement Plan shall be the same as those offered under the MI Retirement Program as of the Distribution Date.

3.2. Transfer of MI Retirement Program Assets and Liabilities. Effective as of the date established pursuant to Section 3.1, (i) the MVT Retirement Plan shall assume and be solely responsible for all liabilities for or relating to MVT Employees under the MI Retirement Program and (ii) the MI Group shall cause the accounts (including unvested amounts) of the MVT Employees under the MI Retirement Program and assets attributable thereto that are held by its related trust as of such date to be transferred to the MVT Retirement Plan and its related trust, and the MVT Group shall cause such transferred accounts and assets to be accepted by such plan and its related trust. Initially, the trust implementing the MVT Retirement Plan shall be established with the same trustee as the trustee of the trust which implements the MI Retirement Program. The transfer of assets shall be made in kind from the MI Retirement Program trust to the MVT Retirement Plan trust. To the extent that the MVT Group has not made all 401(k) contributions due to the MI Retirement Program as a participating employer therein by the asset transfer date, the MVT Group will promptly make those contributions to the MI Retirement Program trust following such date and the trustee of the MI Retirement Program trust shall be instructed by the MI Group to immediately transfer such amounts in cash to the MVT Retirement Plan trust to be held in the accounts of MVT Employees along with other transferred amounts. The MI Group and the MVT Group shall cooperate with one another and with the trustee in facilitating such transfer of final 401(k) contributions. The MVT Group further agrees to take all actions necessary to obtain, as soon as commercially practicable following the establishment of the MVT Retirement Plan, an Internal Revenue Service determination that such plan meets the requirements of Section 401(a) of the Code and that the trust which implements such plan meets the requirements of Section 401(a) and is exempt from tax under Section 501(a) of the Code.

3.3. No Distribution to MVT Employees. No distribution of account balances shall be made to any MVT Employee from the MI Retirement Program or the MVT Retirement Plan because of the fact that the MVT Group ceases to be affiliated with the MI Group and ceases to be a participating employer under the MI Retirement Program. Such events shall not be treated as a termination of employment for plan purposes and distribution shall not be otherwise specifically permitted under plan terms as a result of the cessation of affiliation and of participating employer status.

3.4. Final Year Profit Sharing and Matching Contributions. Profit sharing and matching contributions shall be made by the MVT Group to the MI Retirement Program for the plan year ending December 31, 2007 in amounts determined pursuant to the terms of the MI Retirement Program (except that any stock contributions shall be made in MVT stock) based on compensation paid to, and 401(k) contributions made by, MVT Employees from January 1, 2007 through, but not after, the Distribution Date. Such contributions shall be made with respect to MVT Employees who remain in the MVT Group’s employ on December 31, 2007 (or retire, die or become disabled during calendar year 2007) and who are eligible for an allocation under the terms of the MI Retirement Program taking into account employment with the MVT Group after the Distribution Date; provided, however, that if the MI Group determines that such contributions must also be made to persons who were MVT Employees on the Distribution Date who are not highly compensated employees within the meaning of Code section 414(q) and who terminate from the MVT Group prior to December 31, 2007 in order to preserve the tax qualified status of the MI Retirement Program, contributions shall also be made for such individuals. Such contributions shall be made at a time to be determined by the MI Group which is on or before September 15, 2008. Such contributions shall be paid to the MVT Retirement Plan trust where they shall be held in the accounts of MVT Employees along with other monies transferred pursuant to Section 3.2.

3.5. Plan Loans. Effective as of the date established pursuant to Section 3.1, all outstanding loans of MVT Employees from the MI Retirement Program shall be transferred to the MVT Retirement Plan pursuant to Section 3.2. As of such date, the MVT Group shall be solely responsible for implementing its own payroll system and making payroll deductions for repayment of such loans.

3.6. Qualified Domestic Relations Orders. Effective as of the date established pursuant to Section 3.1, all QDROs pertaining to accounts of MVT Employees under the MI Retirement Program shall be transferred to the MVT Retirement Plan pursuant to Section 3.2 and shall be the sole responsibility of the MVT Group.

3.7. Testing. The MI Group will conduct applicable nondiscrimination tests for contributions made to the MI Retirement Program for the plan year in which the date established pursuant to Section 3.1 occurs. To the extent that the MI Group concludes that a distribution or reallocation must be made from a MVT Employee’s account balance in the MI Retirement Program to facilitate compliance with such tests after such account balance has been transferred to the MVT Retirement Plan, the MVT Group will cause the MVT Retirement Plan to make such distribution or reallocation as directed by the MI Group.

3.8. Stock Considerations. As a result of the Distribution and as a result of the transfer of assets and liabilities from the MI Retirement Program to the MVT Retirement Plan described in Section 3.2, the assets of the MI Retirement Program and the MVT Retirement Plan shall each include common stock of both New MI Corp. and MVT Holding. Each shall be solely responsible for determining the extent to which its plan shall continue to hold the common stock of the other, provided that, subject to applicable Law and fiduciary obligations, for a period of not less than two years after the Distribution, each plan shall maintain the common stock fund of the other employer as a permitted investment with respect to the portion of the transferred accounts invested in such fund as of the Distribution (which shall not be interpreted to require that additional investments in such fund must be permitted). The MI Group and the MVT Group each recognize that various legal requirements may be applicable to the holding of securities of New MI Corp. or MVT Holding in the plan sponsored by it and each agrees to be solely responsible for maintaining the plan sponsored by it in compliance with all applicable legal requirements. However, each party shall provide such information and deliver such notices to employees as may reasonably be requested by the other in order to facilitate compliance with applicable legal requirements.

3.9. Assumption of Obligations for Certain Plans. Effective as of the Distribution Date, the MVT Group will assume all liabilities and obligations with respect to all existing or previously terminated employee benefit plans in which the sole participants are employees or former employees (or their respective dependents and beneficiaries) of entities, trades or businesses acquired by or divested from the MVT Group.

ARTICLE IV

NON-QUALIFIED RETIREMENT PLANS

MVT Employees shall be deemed to have terminated employment on the Distribution Date for purposes of the MI Deferred Compensation Plans and shall be entitled to the distribution of their account balances under the MI Deferred Compensation Plans in accordance with the terms thereof. To the extent of any underfunding in the MI Deferred Compensation Trust II as of the Distribution Date, the MVT Group shall, upon reasonable notice by the MI Group, contribute its proportional part of the underfunding to the MI Deferred Compensation Trust II. The MVT Group’s proportional share of such underfunding, if any, shall be equal to the excess of (i) the account balances of the MVT Employees in the MI Deferred Compensation Plans that are subject to the MI Deferred Compensation Trust II as of the Distribution Date (disregarding any restricted stock units forfeited as of the Distribution Date) over (ii) the fair market value of the assets of the MI Deferred Compensation Trust II as of the Distribution Date attributable to the contributions (and earnings thereon) of the MVT Group. The MVT Group shall reimburse the MI Group for the amounts by which the amounts credited after the Distribution Date to the accounts of MVT Employees invested in the Moody’s Single A Corporate Bond Rate exceed the actual earnings of the related assets attributable to such employees held under the MI Deferred Compensation Trust II during the same time period, which shall, after the Distribution Date, be invested consistent with past practices. The MVT Group shall make a profit sharing contribution to the MI Deferred Compensation Plans for the plan year ending December 31, 2007 in amounts determined pursuant to the terms of the MI Deferred Compensation Plans based on compensation paid to MVT Employees from January 1, 2007 through, but not after, the Distribution Date. Such contribution shall be made with respect to MVT Employees who remain in the MVT Group’s employ on December 31, 2007 (or retire, die or become disabled during calendar year 2007) and who are eligible for an allocation under the terms of the MI Deferred Compensation Plans taking into account employment with the MVT Group after the Distribution Date. Such contribution shall be made to the MI Deferred Compensation Trust II at a time to be determined by the MI Group which is on or before September 15, 2008. MVT Employees who forfeit restricted MI Corp. stock units credited to their accounts under the MI Deferred Compensation Plans as a result of being deemed to have terminated employment on the Distribution Date, will be granted restricted stock awards by MVT Holding with the same remaining restriction period as the forfeited restricted MI Corp. stock units. The number of shares of restricted stock so awarded shall equal the number of units so forfeited, multiplied by a fraction, the numerator of which is the MI Corp. Pre-Distribution Stock Price and the denominator of which is the MVT Holding Post-Distribution Stock Price.

ARTICLE V

HEALTH AND WELFARE PLANS

5.1. Establishment of Health and Welfare Plans. Except as provided otherwise in this Article V, effective as of the Distribution Date, the MVT Group shall establish the MVT Health and Welfare Plans.

5.2. Transfer of VEBA Assets. The MI Group maintains VEBAs, one for the MI Health Plans for retirees (the “Retiree VEBA”), one for the Incurred But Not Reported (IBNR) claims under the MI Health Plans (the “IBNR VEBA”) and one for the MI Long-Term Disability Income Plan (the “LTD VEBA”). The MI Long-Term Disability Income Plan is self-insured and a portion of the MI Health Plans are self-insured.

(a) The LTD VEBA shall transfer the proportional part of the assets of the LTD VEBA as of the Distribution Date attributable to the MVT Group (based on the contributions made by the MVT Group and the benefit payments to MVT Employees) to a corresponding voluntary employees’ beneficiary association under Code Section 501(c)(9) established by the MVT Group (or, at the election of the MVT Group, the MI Group shall transfer an amount equal to the fair market value of such proportional part of the assets to the MVT Group) as soon as commercially practicable after the amount thereof is determined.

(b) Any assets held in the Retiree VEBA as of the Distribution Date attributable to the contributions of the MVT Group and the earnings thereon shall be retained in the Retiree VEBA. For the avoidance of doubt, on and after the Distribution Date, there shall be no transfer of assets from the Retiree VEBA to a corresponding voluntary employees’ beneficiary association under Code Section 501(c)(9) established by the MVT Group (or from the MI Group to the MVT Group) and the MVT Group shall not be required to make any contribution to the Retiree VEBA.

(c) To the extent of any underfunding in the IBNR VEBA as of the Distribution Date, the MVT Group shall, as soon as practicable after the receipt of reasonable notice by the MI Group, contribute its proportional part of the underfunding to the IBNR VEBA. If there is overfunding in the IBNR VEBA as of the Distribution Date, the IBNR VEBA shall transfer to a corresponding voluntary employees’ beneficiary association under Code Section 501(c)(9) established by the MVT Group its proportional part of such overfunding (or, at the election of the MVT Group, the MI Group shall transfer an amount equal to such excess (or such other amount as may be determined by the parties to be appropriate so as to effect such transfer on a tax neutral basis) to the MVT Group) as soon as commercially practicable after the amount thereof is determined. Whether there is over-or underfunding in the IBNR VEBA, as of the Distribution Date, shall be determined by multiplying the claims and administrative expenses paid for the self-insured portion of the MI Health Plans during that portion of the calendar year which precedes the Distribution Date, annualizing that amount, and multiplying by .20 to estimate the IBNR claim and expense amounts. The IBNR claim and expense amounts will be compared to the assets held in the IBNR VEBA as of the Distribution Date to determine if there is over-or underfunding. The MVT Group’s share of any over-or underfunding will be computed by multiplying the amount of any over-or underfunding by a fraction, the numerator of which is premiums paid with respect to MVT Employees under the self-insured portion of the MI Health Plans for the last full month prior to the Distribution Date and the denominator of which is the total premiums paid for the same period under the total self-insured portion of the MI Health Plans.

5.3. Assumption of Health and Welfare Plan Liabilities.

(a) General. Except as specified otherwise in this Agreement, liabilities for or relating to claims incurred in respect of MVT Employees under the MI Health and Welfare Plans prior to the Distribution Date shall remain liabilities of the MI Health and Welfare Plans; provided, however, that the MVT Group shall reimburse the MI Group or the MI Health and Welfare Plans for third party administrative costs incurred in connection with the processing of run-out claims attributable to MVT Employees, but only if the MI Group has taken reasonable best efforts to secure a waiver of (or otherwise minimize the imposition of) such costs. Except as specified otherwise in this Agreement, in no event will the MI Health and Welfare Plans have any liability for claims incurred in respect of MVT Employees after the Distribution Date. For purposes of the foregoing, a claim shall be considered incurred when the applicable services are rendered, the supplies are provided or medication is prescribed.

(b) Hospitalizations. If a MVT Employee is in a hospital or other inpatient setting on the Distribution Date, the costs associated with such inpatient treatment shall be allocated between the MI Health Plans and the MVT Health Plans on a pro rata basis so that the MI Health Plans bear the costs associated with such treatment for the number of days ending with the day prior to the Distribution Date and the MVT Health Plans bear the cost associated with such treatment for the number of days beginning with the Distribution Date. The MI Health Plans shall pay for such treatment and the MVT Group or the MVT Health Plans shall reimburse the MI Health Plans or the associated MI VEBAs for that portion of the treatment which is its liability under this paragraph (b).

5.4. Elections, Deductibles, Co-Payments and Maximum Benefits. In designing the MVT Health Plans, the MVT Group will use its reasonable efforts to recognize and give credit for (A) all amounts applied to deductibles, out-of-pocket maximums, co-payments and other applicable benefit coverage limits with respect to expenses incurred by MVT Employees under the MI Health Plans for that portion of the calendar year prior to the Distribution Date, and (B) all benefits paid to MVT Employees under the MI Health Plans for purposes of determining when such persons have reached their lifetime maximum benefits under, the MVT Health Plans. The parties recognize that, for certain fully insured alternatives, such recognition and crediting may not be feasible.

5.5. HCFA Administration. As of the Distribution Date, the MVT Group shall assume all liabilities relating to, arising out of or resulting from claims verified by the MI Group or the MVT Group under the HCFA data match reports that relate to MVT Employees.

5.6. COBRA. The MI Group shall be responsible prior to the Distribution Date for compliance with the health care continuation coverage requirements of COBRA and the MI Health Plans with respect to MVT Employees and qualified beneficiaries (as such term is defined under COBRA) who have a qualifying COBRA event while participating in the MI Health Plans before the Distribution Date. Effective as of the Distribution Date, the MVT Group shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA and the MVT Health Plans for MVT Employees and their qualified beneficiaries (as such term is defined under COBRA) who have a qualifying COBRA event while participating in the MI Health Plans before, or the MVT Health Plans on or after, the Distribution Date. In no event will the MI Group or the MI Health and Welfare Plans have any liability for providing COBRA health care continuation coverage to MVT Employees and their qualified beneficiaries (as such term is defined under COBRA) after the Distribution Date.

5.7. Flexible Spending Accounts. Effective as of the Distribution Date, the MVT Group shall adopt for the benefit of MVT Employees a Code Section 125 Plan containing flexible spending accounts, shall credit all MVT Employees with a balance (positive or negative) under such flexible spending accounts equal to the balance credited to the MVT Employee under the corresponding flexible spending account under the MI Health and Welfare Plans as of the Distribution Date, and shall reimburse each MVT Employee for eligible expenses incurred during the plan year of the applicable flexible spending account under the MI Health and Welfare Plans which includes the Distribution Date that had not previously been reimbursed under the applicable flexible spending account under the MI Health and Welfare Plans. As soon as reasonably practicable after the Distribution Date, the MI Group shall pay to the MVT Group Code Section 125 Plan the amount of the aggregate balances of the MVT Employees in the flexible spending accounts under the MI Health and Welfare Plans as of the Distribution Date, if such amount is positive, and the MVT Group shall pay the MI Group the amount of such aggregate balances, if such amount is negative.

5.8. Long-Term Disability. From and after the Distribution Date, the MVT Group shall be responsible for providing all benefits described in the summary plan description of the MI Long-Term Disability Plan to MVT Employees, including MVT Employees who are receiving benefits under a long-term disability income plan as of the Distribution Date. The long-term disability benefits of MVT Employees who are receiving benefits under a long-term disability income plan as of the Distribution Date shall be continued at the same level and subject to the same terms and conditions as in effect as of the Distribution Date under the applicable long-term disability income plan, it being understood that nothing in this Section 5.8 shall limit the ability of the MVT Group to modify such long-term disability plan in any manner in which the MI Group is currently permitted to modify the MI Long-Term Disability Plan.

5.9. Workers’ Compensation. From and after the Distribution Date, the MVT Group shall cease to be a sponsor of the insurance policy covering workers’ compensation claims and the related stop loss policy and shall make its own arrangements for payment of workers’ compensation claims. The MVT Group agrees to be responsible for any and all past, present and future workers’ compensation claims of MVT Employees which have not yet been paid at the Separation Date, whether arising before or after the Separation Date. Its responsibility shall extend to any and all direct costs specifically relating to the claims of MVT Employees including, but not limited to loss costs, claims administration fees and legal expenses.

5.10. Directors and Officers Insurance. The MVT Group intends to obtain D&O Insurance for its officers and directors effective as of the Distribution Date and the parties agree that they will coordinate coverage such that there is no period of time where current or former MVT Group directors and officers are not covered by D&O Insurance for actions taken while serving in those positions. If requested by the MVT Group, the MI Group shall make best efforts to purchase a “tail” D&O Insurance policy, with coverage for a period of not less than five (5) years, to cover MVT Group directors and officers for actions occurring before the Distribution Date in their capacities as MVT Group directors and officers, but for which claims are not made until after the Distribution Date (the terms of which tail shall be subject to the consent of the MVT Group), and if the MI Group is able to purchase such a “tail” policy with terms acceptable to the MVT Group, the MVT Group shall pay the full cost of any such “tail” insurance relating solely to service as an MVT Group officer or director. In addition, the MVT Group will reimburse the MI Group upon demand for (i) any liability or costs incurred by the MI Group with respect to the MVT Group’s officers and directors (related solely to service as an MVT Group officer or director) subject to the deductible under D&O Insurance, (ii) any claims with respect to the MVT Group’s officers and directors (related solely to service as an MVT Group officer or director) in excess of the policy limits under D&O Insurance or (iii) any claims with respect to the MVT Group’s officers and directors (related solely to service as an MVT Group officer or director) determined to be outside of the coverage provided under D&O Insurance, provided that in the cases of (i) and (ii), the determination of to what degree a reimbursable claim pursuant to this sentence is subject to the deductible or is in excess of the policy limit shall be made by taking into account the total claims (including MI Group liabilities) subject to such deductible or such policy limit and calculating the ratable share of such total claims that represents claims that are reimbursable pursuant to this sentence. The MVT Group will also reimburse the MI Group for all direct administrative and other costs of administering, investigating and defending against such reimbursable claims, including reasonable attorneys’ fees, to the extent not otherwise reimbursed to the MI Group by D&O Insurance. The MI Group will consult with the MVT Group in connection with all material decisions regarding (i) administering, investigating and defending against any claims with respect to the MVT Group’s officers and directors (related solely to service as an MVT Group officer or director) and (ii) the MI Group’s D&O Insurance with respect to claims against MVT Group officers or directors (related solely to service as an MVT Group officer or director), and in each case shall not take any material action with respect to such claims or such D&O Insurance (including, without limitation, settling or compromising any such claims) without the prior consent of the MVT Group.

5.11. Retiree Health Insurance. From and after the Distribution Date, the MI Group will retain or assume, as applicable, the obligation to provide retiree medical coverage under the terms of the MI Group Retiree Medical Program to all MVT Group retirees eligible for medical coverage as of the Distribution Date (“Current Retirees”). In addition, MVT Employees who meet the eligibility requirements of the MI Group Retiree Medical Program at the time of the Distribution Date, but have not yet retired (“Current Eligibles,” and together with the Current Retirees, the “MI Retiree Medical Individuals”), will continue to be eligible for retiree coverage under the MI Group Retiree Medical Program at the time they retire from the MVT Group. For any Current Eligible who retires from the MVT Group before attaining age 62 as a result of any individual or group early retirement program instituted by the MVT Group, the MVT Group will transfer to the MI Group or the Retiree VEBA the present value of the employer subsidy for the period between the date on which such MVT Employee retires and the employee’s 62nd birthday. For purposes of the preceding sentence, the termination of employment of a Current Eligible by the MVT Group for cause, gross misconduct or as a result of documented material performance issues shall not be deemed to be as a result of any individual or group early retirement program instituted by the MVT Group. MVT Employees who satisfy the MI Group Retiree Medical Program eligibility requirements, as in effect on the Distribution Date, within twenty-four (24) months following the Distribution Date, determined based on service and participation under both the MI Health Plans and MVT Health Plans, will be provided retiree medical coverage by the MVT Group at the time of retirement through the date such MVT Employees become eligible for Medicare coverage, which shall be equal to the coverage provided under the MVT Health Plans to MVT Employees generally, except that the MVT Group may increase or decrease the contribution levels for retirees, regardless of whether corresponding actions are taken with respect to active employees. The MI Group will be solely responsible for, and, except to the extent provided above with respect to certain Current Eligibles who retire from the MVT Group before attaining age 62, will hold the MVT Group harmless with respect to, any retiree medical benefits associated with MI Retiree Medical Individuals. The MVT Group will be solely responsible for, and will hold the MI Group harmless with respect to, any retiree medical benefits associated with MVT Employees who are not MI Retiree Medical Individuals. For the avoidance of doubt, nothing in this Section 5.11 shall be construed as an amendment of the MI Group Retiree Medical Program or any other employee benefit plan.

5.12 MVT Employees on Severance as of the Distribution Date. From and after the Distribution Date, the MVT Group shall continue to pay severance to eligible MVT Employees whose employment terminated prior to the Distribution Date. If those employees elected COBRA continuation coverage under the MI Health Plan prior to the Distribution Date, from and after the Distribution Date, the MVT Group shall be responsible for providing such COBRA continuation coverage on the same terms as would have been applicable under the MI Health Plans.

ARTICLE VI

EQUITY AND OTHER COMPENSATION

6.1. MI Corp. Employee Stock Purchase Plan. The cash balances of all MVT Employees under the MI Corp. Amended and Restated 2000 Employee Stock Purchase Plan as of the Distribution Date shall be refunded to such individuals as soon as practicable following the Distribution Date.

6.2. MI Option Plans.

(a) Options Held by MVT Employees. Each MI Option held by a MVT Employee that is outstanding as of the Distribution shall be converted into a MVT Option, effective immediately after the Distribution.

(i) The number of shares of MVT Holding Common Stock subject to a MVT Option and the exercise price per share of MVT Holding Common Stock subject to a MVT Option shall be determined, as of the Distribution, in accordance with the following conversion formula (to be interpreted and applied in such a way as to minimize any adverse consequences of Section 409A of the Code with respect to such conversions):

(A) The number of shares of MVT Holding Common Stock to be subject to each MVT Option shall be equal to (x) the product of (i) the number of shares of MI Corp. common stock subject to the applicable MI Option immediately prior to the Distribution and (ii) the MI Corp. Pre-Distribution Stock Price, divided by (y) the MVT Holding Post-Distribution Stock Price; provided that any fractional share resulting from such calculation shall be rounded down to the nearest whole number.

(B) The exercise price per share of MVT Holding Common Stock under each MVT Option shall be equal to (x) the exercise price per share of MI Corp. common stock at which the applicable MI Option was exercisable immediately prior to the Distribution divided by (y) the quotient obtained by dividing the MI Corp. Pre-Distribution Stock Price by the MVT Holding Post-Distribution Stock Price; provided that such exercise price shall be rounded up to the nearest whole cent.

(ii) Each MVT Option shall have the same terms and conditions (including vesting) as the corresponding MI Option to which it relates (except as adjusted as provided herein) and shall continue to be subject to the terms of the applicable MI Option Plan; provided, however, that for purposes of the MVT Options, unless the context otherwise requires, all references to “MI Corp.” therein shall, after the Distribution, be deemed to be to “MVT Holding” and all references to MI Corp. Common Stock shall be deemed to be to MVT Holding Common Stock. The MI Group and the MVT Group shall each take such actions as may be necessary to effectuate the provisions of this Section.

(b) Options Held by MI Group Employees and Directors. Subject to Section 6.2(c), each MI Option held by a MI Group employee or a director of MI Corp. that is outstanding as of the Distribution shall be converted into a New MI Corp. Option, effective immediately after the Distribution.

(i) The number of shares of New MI Corp. Common Stock subject to a New MI Corp. Option and the exercise price per share of New MI Corp. Common Stock subject to a New MI Corp. Option shall be determined, as of the Distribution, in accordance with the following conversion formula (to be interpreted and applied in such a way as to minimize any adverse consequences of Section 409A of the Code with respect to such conversions):

(A) The number of shares of New MI Corp. Common Stock to be subject to each New MI Corp. Option shall be equal to (x) the product of (i) the number of shares of MI Corp. common stock subject to the applicable MI Option immediately prior to the Distribution and (ii) the MI Corp. Pre-Distribution Stock Price, divided by (y) the New MI Corp. Post-Distribution Stock Price; provided that any fractional share resulting from such calculation shall be rounded down to the nearest whole number.

(B) The exercise price per share of New MI Corp. Common Stock under each New MI Corp. Option shall be equal to (x) the exercise price per share of MI Corp. common stock at which the applicable MI Option was exercisable immediately prior to the Distribution divided by (y) the quotient obtained by dividing the MI Corp. Pre-Distribution Stock Price by the New MI Corp. Post-Distribution Stock Price; provided that such exercise price shall be rounded up to the nearest whole cent.

(ii) Each New MI Corp. Option shall have the same terms and conditions (including vesting) as the corresponding MI Option to which it relates (except as adjusted as provided herein) and shall continue to be subject to the terms of the applicable MI Option Plan; provided, however, that for purposes of the New MI Corp. Options, unless the context otherwise requires, all references to “MI Corp.” therein shall, after the Distribution, be deemed to be to “New MI Corp.” and all references to MI Corp. Common Stock shall be deemed to be to New MI Corp. Common Stock.

(c) Options Held by Certain MI Group Employees and Directors. Notwithstanding anything in this Section 6.2 to the contrary, each MI Option that is outstanding as of the Distribution and that is held by an individual who, immediately following the Distribution, is a director of MVT Holding and either a MI Group employee or a director of New MI Corp. shall be converted, effective immediately after the Distribution, into both a New MI Corp. Option and a MVT Option using the methodology described above such that (i) the aggregate Intrinsic Value of all outstanding MI Options held by such an individual that are outstanding as of the Distribution shall be maintained under the corresponding New MI Corp. Options and MVT Options in accordance with the methodology set forth above and (ii) the ratio of the per share option exercise price of the New MI Corp. Option to the New MI Corp. Post-Distribution Stock Price and the ratio of the per share option exercise price of the MVT Option to the MVT Holding Post-Distribution Stock Price is maintained relative to the ratio of the per share exercise price of the related MI Option to the MI Corp. Pre-Distribution Stock Price in accordance with the methodology set forth above. 75% of the MI Options held by such individuals shall be converted into New MI Corp Options and 25% of such MI Options shall be converted into MVT Options.

(d) Restricted Stock and Stock Held in MI Deferred Compensation Trusts. All shares of MI Corp. restricted stock and all shares of MI Corp. stock held in the MI Deferred Compensation Trust II or the MI Corp. Amended and Restated Deferred Compensation Trust III (other than the shares associated with the MI Corp. restricted stock units which will be forfeited by MVT Employees as a result of such MVT Employees being deemed to have terminated employment on the Distribution Date, as described in Article IV hereof) shall be treated the same as all other outstanding shares of MI Corp. Common Stock in the transactions contemplated by the Investment Agreement and the Separation Agreement; provided, however, that each share of MVT Holding Common Stock and New MI Corp. Common Stock received in such transactions with respect to shares of MI Corp. restricted stock shall be subject to the same restrictions as the corresponding share of MI Corp. restricted stock to which it relates and shall continue to be subject to the terms of the applicable MI Option Plan.

6.3. MVT Corp. Long Term Incentive Plan. The amounts of incentives earned by participants under the MVT Corp. Long Term Incentive Plan with respect to performance periods that include the Distribution Date that are based on the performance of MI Corp. will be determined jointly by the MI Group, the MVT Group, and Investor as of the Distribution Date. Payment of the amounts based on the performance of MI Corp. and payment of the amounts based on the performance of MVT Corp. will be made by the MVT Group following the end of the performance period to participants who are employed by the MVT Group at the end of the applicable performance period, or whose employment terminates during such performance period due to circumstances under which the terms of the MVT Corp. Long Term Incentive Plan provide for payment.

6.4 New MVT Equity Incentive Plans. MI Corp. will take, or will cause its appropriate Subsidiary to take, reasonable best efforts to cause MVT Holding to adopt prior to the Distribution Date an MVT Holding equity compensation plan (the “New MVT Option Plan”) and, if requested by Investor and agreed to by MI Corp., which agreement will not be unreasonably withheld, an MVT Holding annual bonus plan (the “New MVT Bonus Plan”), in each case, in a form satisfactory to the Investor. No fewer than the number of shares equal to 9% of the equity of MVT Holding on a fully diluted basis will be reserved for issuance under the New MVT Option Plan. If requested by the Investor, MI Corp. will submit the New MVT Option Plan and/or the New MVT Bonus Plan to its shareholders for approval in a manner that satisfies the requirements under Section 1.162-27(f)(4)(ii) of the Department of Treasury Regulations. MI Corp. further agrees that, if requested by Investor, it will, subject to fiduciary requirements, take reasonable best efforts to approve, on such terms as are requested by Investor, initial equity compensation grants to employees of the MVT Group, to be made effective as of the Distribution Date (including, if so requested, taking reasonable best efforts to ensure that awards to designated employees are approved by MI Corp. “outside directors” in a manner that satisfies the requirements of Section 1.162-27(f)(4) of the Department of Treasury Regulations). The MVT Group shall reimburse the MI Group for all reasonable out-of-pocket costs incurred by the MI Group in taking the actions required of it under this Section 6.4.

ARTICLE VII

ADMINISTRATIVE MATTERS

7.1. Reporting and Disclosure Communications to Participants. While any member of the MVT Group is a participating employer in the MI Plans, the MVT Group shall take, or cause to be taken, all actions necessary to facilitate the distribution of all MI Plan-related communications and materials to MVT Employees, including (without limitation) summary plan descriptions and related summaries of material modification(s), summary annual reports, investment information, prospectuses, notices and enrollment material for the MI Plans and MVT Plans. The MVT Group shall assist the MI Group in complying with all reporting and disclosure requirements of ERISA and the Code, including the preparation of Form Series 5500 annual reports for the MI Plans, where applicable.

7.2. Audits Regarding Vendor Contracts. For the period beginning as of the Distribution Date and ending on such date as the MI Group and the MVT Group may mutually agree, the MI Group and the MVT Group and their duly authorized representatives shall have the right to conduct joint audits with respect to any vendor contracts that relate to both the MI Health and Welfare Plans and the MVT Health and Welfare Plans. The scope of such audits shall encompass the review of all correspondence, account records, claim forms, canceled drafts (unless retained by the bank), provider bills, medical records submitted with claims, billing corrections, vendors’ internal corrections of previous errors and any other documents or instruments relating to the services performed by the vendor under the applicable vendor contracts. The MI Group and the MVT Group shall agree on the performance standards, audit methodology, auditing policy and quality measures, reporting requirements, and the manner in which costs incurred in connection with such audits will be shared.

7.3. Employee Identification Numbers. Until the Distribution Date, the MI Group and the MVT Group shall not change any employee identification numbers assigned by MI Corp. The MI Group and the MVT Group mutually agree to establish a policy pursuant to which employee identification numbers assigned to either employees of the MI Group or the MVT Group shall not be duplicated between the MI Group and the MVT Group.

7.4. Cooperation. The MI Group and the MVT Group agree to cooperate and use reasonable efforts to promptly (i) comply with all requirements of this Agreement, ERISA, the Code and other laws and regulations which may be applicable to the matters addressed herein, and (ii) subject to applicable law, provide each other with such information reasonably required by the other party to assist the other party in administering its employee benefit plans covered by this Agreement and complying with applicable law and regulations and the terms of this Agreement.

7.5. Fiduciary Matters. The MI Group and the MVT Group each acknowledge that actions contemplated to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no party shall be deemed to be in violation of this Agreement if such party fails to comply with any provisions hereof based upon such party’s reasonable good faith determination that to do so would violate such a fiduciary duty or standard.

7.6. Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, the MI Group and the MVT Group shall use their commercially reasonable efforts to implement the applicable provisions of this Agreement. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the MI Group and the MVT Group shall negotiate in good faith to implement the provision in a mutually satisfactory manner.

ARTICLE VIII

EMPLOYMENT-RELATED MATTERS

8.1. Terms of MVT Group Employment. Subject to Section 5.11 of this Agreement, the MVT Group shall have sole responsibility for determining all basic terms and conditions of employment for MVT Employees including, without limitation, their pay and benefits in the aggregate. Nothing in this Agreement or any other agreement between the parties should be construed to change the at-will status of any of the employees of the MI Group or the MVT Group.

8.2. Confidentiality and Proprietary Information. No provision of this Agreement or any other agreement between the parties shall be deemed to release any individual for any violation of a MI Group or MVT Group agreement or policy pertaining to confidential or proprietary information of any member of the MI Group or the MVT Group, as the case may be, or otherwise relieve any individual of his or her obligations under such agreement or policy.

8.3. No Termination of Employment; No Third-Party Beneficiaries. No provision of this Agreement or any other agreement between the parties shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any MVT Employee, employee of MI Corp. or other future, present or former employee of the MVT Group or the MI Group under any MVT Plan, MI Plan or otherwise. No Person other than the parties hereto or their respective successors will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except that Sections 6.3, 6.4 and the proviso in Section 9.7, as well as this sentence, shall inure to the benefit of Investor. Without limiting the generality of the foregoing, except as provided in this Agreement, neither the Distribution nor the termination of the participating employer status of MVT Corp. or any member of the MVT Group shall cause any employee to be deemed to have incurred a termination of employment.

ARTICLE IX

GENERAL PROVISIONS

9.1. Effect if Distribution Does Not Occur. If the Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed by the MVT Group and the MI Group.

9.2. Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, the understanding and agreement being that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship set forth herein.

9.3. Affiliates. Each of New MI Corp. and MVT Holding shall cause to be performed, and hereby guarantee the performance of, any and all actions of the MI Group or the MVT Group, respectively.

9.4. Governing Law. To the extent not preempted by applicable federal law, this Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Wisconsin, without giving effect to its conflicts of laws provisions.

9.5. Notices. Any notice, request, instruction or other document to be given or delivered under this Agreement by any party to another party shall be in writing and shall be deemed to have been duly given or delivered when (1) delivered in person or sent by telecopy to the facsimile number indicated below with a required confirmation copy sent in accordance with clause (2) below, (2) deposited in the United States mail, postage prepaid and sent certified mail, return receipt requested or (3) delivered to Federal Express or similar service for overnight delivery to the address of the party set forth below:

If to New MI Corp. or any member of the MI Group to:

Marshall & Ilsley Corporation

770 N. Water Street

Milwaukee, Wisconsin 53202

Fax: (414) 765-7899

Attention: Dennis J. Kuester

         Chairman and Chief Executive Officer

         Randall J. Erickson

         Senior Vice President, General Counsel

         and Corporate Secretary

with a copy to:

Sidley Austin LLP

One S. Dearborn Street

Chicago, Illinois 60603

Fax: (312) 853-7036

Attention: Imad I. Qasim, Esq.

         Pran Jha, Esq.

If to MVT Holding or any member of the MVT Group to:

Metavante Holding Company

4900 West Brown Deer Rd.

Milwaukee, Wisconsin 53223

Fax: (414) 362-1705

Attention: Frank Martire

         Chief Executive Officer

         Norrie J. Daroga

         Executive Vice President

with a copy to:

Quarles & Brady LLP

411 East Wisconsin Avenue

Milwaukee, Wisconsin 53202-4497

Fax: (414) 978-8786

Attention: Patrick M. Ryan, Esq.

Either party may, by written notice to the other parties, change the address or the party to which any notice, request, instruction or other document is to be delivered.

9.6. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto and Investor shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible and in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest possible extent.

9.7. Amendment. The MVT Parties and the MI Parties may mutually agree to amend the provisions of this Agreement at any time or times, either prospectively or retroactively, to such extent and in such manner as they mutually deem advisable (subject to procedures required to amend Plans) provided, that, unless the Investment Agreement shall have been terminated, any such amendment shall be subject to the prior written consent of Investor, which consent shall not be unreasonably withheld or delayed with respect to amendments made after the Distribution Date. Such amendment will only be effective if made in writing.

9.8 Successors. This Agreement shall be binding on and inure to the benefit and detriment of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party.

9.9. Conflict. In the event of any conflict between the provisions of this Agreement and any other agreements between the parties or any other Plans, the provisions of this Agreement shall control except to the extent prohibited by law.

9.10. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed to be an original, but all of which together shall constitute but one and the same Agreement.

9.11 Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

9.12 Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior oral understandings among the parties as to the subject matter hereof.

9.13. Waivers, Etc. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

9.14 Further Assurances. The MI Parties and the MVT Parties each agree to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement and the transactions contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, each of the parties have caused this Employee Matters Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

MARSHALL & ILSLEY CORPORATION

By:	/s/ MARK F. FURLONG
Name:	Mark F. Furlong
Title:	President

NEW M&I CORPORATION

By:	/s/ GREGORY A. SMITH
Name:	Gregory A. Smith
Title:	President

METAVANTE HOLDING COMPANY

By:	/s/ GREGORY A. SMITH
Name:	Gregory A. Smith
Title:	President

METAVANTE CORPORATION

By:	/s/ DONALD LAYDEN JR.
Name:	Donald Layden Jr.
Title:	Senior Executive Vice President